UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2014

Commission file number 001-16111

GLOBAL PAYMENTS INC.
(Exact name of registrant as specified in charter)

Georgia	58-2567903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Glenlake Parkway, North Tower, Atlanta, Georgia	30328-3473
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:     (770) 829-8000

NONE

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 23, 2014, Global Payments Inc. (the “Company”) filed a current report on Form 8-K (the “Original Report”) reporting that on May 21, 2014, the Company’s Board of Directors promoted David E. Mangum from Senior Executive Vice President and Chief Financial Officer to President and Chief Operating Officer, effective June 30, 2014. In the Original Report, the Company also reported that Jeffrey S. Sloan would continue to serve as Chief Executive Officer. At the time of the Original Report, the modifications to the employment agreements of Messrs. Mangum and Sloan had not been finalized.

On August 29, 2014, the Company entered into an amendment to the employment agreement with Mr. Mangum to reflect his new position and increase his compensation. Pursuant to the amendment, Mr. Mangum’s base annual salary was increased to $575,000, effective June 30, 2014, and his target annual at-risk cash bonus opportunity for the fiscal year ending May 31, 2015 was increased from 85% to 100% of his annual base salary. All other material terms of Mr. Mangum’s employment agreement remain unchanged. On August 29, 2014, the Company also entered into an amendment to the employment agreement with Mr. Sloan, which reflected that he will continue to serve as Chief Executive Officer but not President. Mr. Sloan’s amendment did not modify his compensation or any other material terms of his employment agreement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL PAYMENTS INC.

Date: September 5, 2014	By: /s/ Cameron M. Bready
Cameron M. Bready
Executive Vice President and Chief Financial Officer